Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS SECOND QUARTER NET REVENUES GROWTH OF 42% AND

DILUTED EPS GROWTH OF 73%; RAISES 2011 NET REVENUES AND OPERATING

INCOME OUTLOOK

•	Net Revenues Increased 42% to $291.3 Million

•	Apparel Net Revenues Increased 36% to $204.8 Million

•	Direct-to-Consumer Net Revenues Increased 81%

•	Diluted EPS Increased to $0.12 from $0.07

•	Company Raises 2011 Net Revenues Guidance to $1.42 Billion to $1.44 Billion (+33% to +35%)

•	Company Raises 2011 Operating Income Guidance to $155 Million to $160 Million (+38% to +42%)

Baltimore, MD (July 26, 2011) – Under Armour, Inc. (NYSE: UA) today announced financial results for the second quarter ended June 30, 2011. Net revenues increased 42% in the second quarter of 2011 to $291.3 million compared with net revenues of $204.8 million in the prior year’s period. Net income increased to $6.2 million in the second quarter of 2011 compared with $3.5 million in the prior year’s period. Diluted earnings per share for the second quarter of 2011 were $0.12 on weighted average common shares outstanding of 52.5 million compared with $0.07 per share on weighted average common shares outstanding of 51.1 million in the prior year’s period.

Second quarter apparel net revenues increased 36% to $204.8 million compared with $150.2 million in the same period of the prior year, driven by continued strength across each of the Men’s, Women’s, and Youth apparel businesses. Direct-to-Consumer net revenues, which represented 27% of total net revenues for the second quarter, grew 81% year-over-year. Second quarter footwear net revenues increased 31% to $46.9 million from $35.8 million in the prior year’s period. Second quarter accessories net revenues increased 266% to $32.4 million from $8.9 million in the prior year’s period, primarily driven by the transition of our previously licensed hats and bags business in-house which commenced January 2011.

Kevin Plank, Chairman, CEO, and President of Under Armour, Inc., stated, “We recently outlined our strategy to double our net revenues to over $2.1 billion by 2013 and our second quarter performance is indicative of the increased demand for the Under Armour Brand that will drive us there. We continue to be the thought leaders in all things performance, building off of successes like our launch of Charged Cotton and the development of our next product franchise, Storm Fleece. Our brand communication will expand in the coming months as we build our voice in footwear with Micro G cushioning technology. We will also begin to implement compelling new shop-in-shop formats with our existing retail partners. 2011 is a year where we are on the offensive to better meet the high expectations of our consumers, and we will continue to invest in operational initiatives that will help build a multi-billion dollar global platform.”

Gross margin for the second quarter of 2011 was 46.3% compared with 48.8% in the prior year’s quarter primarily due to less favorable apparel product margins and a lower year-over-year mix of net revenues from our licensing businesses, partially offset by a higher percentage of net revenues from our higher margin Direct-to-Consumer channel. Selling, general and administrative expenses as a percentage of net revenues were 42.4% in the second quarter of 2011 compared with 45.4% in the prior year’s period, reflecting leverage of corporate services and marketing expenses. Marketing expenses for the second quarter of 2011 were 11.7% of net revenues compared with 13.4% in the prior year’s quarter. Second quarter operating income grew 65% to $11.4 million compared with $6.9 million in the prior year’s period.

For the first six months of 2011, net revenues increased 39.1% to $604.0 million compared with $434.2 million in the prior year. Net income for the first six months of 2011 increased 72% to $18.4 million compared with $10.7 million in the same period of 2010. Diluted earnings per share for the first six months of 2011 were $0.35 on weighted average common shares outstanding of 52.5 million compared with $0.21 per share on weighted average common shares outstanding of 51.0 million in the prior year.

Balance Sheet Highlights

The Company had cash and cash equivalents of $119.7 million and had no borrowings outstanding under its $300 million revolving credit facility at June 30, 2011. Inventory at June 30, 2011 increased 74% to $311.1 million compared with $179.2 million at June 30, 2010. As the Company had previously indicated, the inventory growth reflects in part the Company’s efforts to better service anticipated consumer demand in 2011, as well as the transition of the Company’s hats and bags business in-house and an earlier planned build of ColdGear apparel for the 2011 Fall/Winter season.

Updated 2011 Outlook

The Company had previously anticipated 2011 net revenues in the range of $1.37 billion to $1.39 billion, representing growth of 29% to 31% over 2010, and 2011 operating income in the range of $149 million to $153 million, representing growth of 33% to 36% over 2010. Based on current visibility, the Company now expects 2011 net revenues in the range of $1.42 billion to $1.44 billion, representing growth of 33% to 35% over 2010, and 2011 operating income in the range of $155 million to $160 million, representing growth of 38% to 42% over 2010. The Company continues to expect an effective tax rate of approximately 40.0% for the full year compared to an effective tax rate of 37.1% for 2010. Finally, the company anticipates fully diluted weighted average shares outstanding of approximately 52.5 million to 52.7 million for 2011, unchanged from prior guidance.

Mr. Plank concluded, “The UA Brand has never been stronger and the momentum we are seeing is broad-based across gender and distribution. Our rapid growth is demonstrative of the power of our brand and we're focused on building our operational platform to better align with the long-term opportunity for Under Armour.”

Conference Call and Webcast

The Company will provide additional commentary regarding its second quarter results as well as provide an update on its 2011 outlook during its earnings conference call today, July 26th, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company's financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand's moisture-wicking fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional products. The Company's products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company's website at www.ua.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel, footwear and other products; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

For the Three and Six Months Ended June 30, 2011 and 2010

(Unaudited; in thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended June 30,				Six Months Ended June 30,
	2011	% of Net Revenues	2010	% of Net Revenues	2011	% of Net Revenues	2010	% of Net Revenues
Net revenues	$291,336	100.0%	$204,786	100.0%	$604,035	100.0%	$434,193	100.0%
Cost of goods sold	156,557	53.7%	104,860	51.2%	324,205	53.7%	226,636	52.2%

Gross profit	134,779	46.3%	99,926	48.8%	279,830	46.3%	207,557	47.8%

Selling, general and administrative expenses	123,421	42.4%	93,034	45.4%	247,330	40.9%	187,081	43.1%

Income from operations	11,358	3.9%	6,892	3.4%	32,500	5.4%	20,476	4.7%

Interest expense, net	(297)	(0.1%)	(580)	(0.3%)	(876)	(0.2%)	(1,126)	(0.2%)
Other expense, net	(362)	(0.1%)	(167)	(0.1%)	(872)	(0.1%)	(852)	(0.2%)

Income before income taxes	10,699	3.7%	6,145	3.0%	30,752	5.1%	18,498	4.3%
Provision for income taxes	4,458	1.6%	2,643	1.3%	12,372	2.1%	7,826	1.8%

Net income	$6,241	2.1%	$3,502	1.7%	$18,380	3.0%	$10,672	2.5%

Net income available per common share
Basic	$0.12		$0.07		$0.36		$0.21
Diluted	$0.12		$0.07		$0.35		$0.21

Weighted average common shares outstanding
Basic	51,585		50,764		51,514		50,592
Diluted	52,517		51,059		52,452		50,986

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
Apparel	$204,779	$150,205	36.3%	$435,263	$322,841	34.8%
Footwear	46,885	35,820	30.9%	98,321	78,778	24.8%
Accessories	32,393	8,857	265.7%	55,930	16,375	241.6%

Total net sales	284,057	194,882	45.8%	589,514	417,994	41.0%
Licensing revenues	7,279	9,904	(26.5%)	14,521	16,199	(10.4%)

Total net revenues	$291,336	$204,786	42.3%	$604,035	$434,193	39.1%

NET REVENUES BY GEOGRAPHIC SEGMENT

	Quarter Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
North America	$277,442	$196,008	41.5%	$573,519	$411,766	39.3%
Other foreign countries	13,894	8,778	58.3%	30,516	22,427	36.1%

Total net revenues	$291,336	$204,786	42.3%	$604,035	$434,193	39.1%

Under Armour, Inc.

As of June 30, 2011, December 31, 2010 and June 30, 2010

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 6/30/11	As of 12/31/10	As of 6/30/10

Assets

Cash and cash equivalents	$119,684	$203,870	$156,089
Accounts receivable, net	139,590	102,034	96,314
Inventories	311,066	215,355	179,150
Prepaid expenses and other current assets	33,983	19,326	24,658
Deferred income taxes	17,004	15,265	11,339

Total current assets	621,327	555,850	467,550

Property and equipment, net	90,719	76,127	74,900
Intangible assets, net	3,449	3,914	4,657
Deferred income taxes	20,225	21,275	17,993
Other long term assets	30,469	18,212	4,999

Total assets	$766,189	$675,378	$570,099

Liabilities and Stockholders’ Equity
Accounts payable	$118,237	$84,679	$81,183
Accrued expenses	44,654	55,138	30,880
Current maturities of long term debt	5,567	6,865	8,174
Current maturities of capital lease obligations	—	—	12
Other current liabilities	4,095	2,465	2,634

Total current liabilities	172,553	149,147	122,883

Long term debt, net of current maturities	31,290	9,077	7,406
Other long term liabilities	23,880	20,188	16,695

Total liabilities	227,723	178,412	146,984

Total stockholders’ equity	538,466	496,966	423,115

Total liabilities and stockholders’ equity	$766,189	$675,378	$570,099

Under Armour, Inc.

For the Six Months Ended June 30, 2011 and 2010

(Unaudited; in thousands)

CONDENSED STATEMENTS OF CASH FLOWS

	Six Months Ended 6/30/11	Six Months Ended 6/30/10
Cash flows from operating activities
Net income	$18,380	$10,672
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	16,730	15,349
Unrealized foreign currency exchange rate (gains) losses	(2,984)	10,142
Stock-based compensation	7,134	6,268
Loss on disposal of property and equipment	19	21
Deferred income taxes	79	(4,031)
Changes in reserves and allowances	(3,700)	(2,726)
Changes in operating assets and liabilities:
Accounts receivable	(30,938)	(22,498)
Inventories	(95,802)	(32,084)
Prepaid expenses and other assets	(7,698)	(215)
Accounts payable	32,788	13,577
Accrued expenses and other liabilities	(9,385)	(3,160)
Income taxes payable and receivable	(8,296)	(3,640)

Net cash used in operating activities	(83,673)	(12,325)

Cash flows from investing activities
Purchase of property and equipment	(30,183)	(15,209)
Purchase of trust-owned life insurance policies	(552)	(325)
Purchase of long term investment	(3,940)	—
Purchase of intangible asset	(601)	—

Net cash used in investing activities	(35,276)	(15,534)

Cash flows from financing activities
Proceeds from term loan	25,000	—
Payments on long term debt	(4,086)	(4,546)
Payments on capital lease obligations	—	(85)
Excess tax benefits from stock-based compensation arrangements	6,260	1,445
Payments of deferred financing costs	(1,562)	—
Proceeds from exercise of stock options and other stock issuances	9,056	2,310

Net cash provided by (used in) financing activities	34,668	(876)
Effect of exchange rate changes on cash and cash equivalents	95	(2,473)

Net decrease in cash and cash equivalents	(84,186)	(31,208)

Cash and cash equivalents
Beginning of period	203,870	187,297

End of period	$119,684	$156,089